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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                      CONTACT:  Jay L. Essa, (781) 821-4152
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Geerlings & Wade Enters Into Merger Agreement With Liquid Holdings Inc.

     CANTON, MASS.  September 28, 1999 -- Geerlings & Wade, Inc. (NASDAQ:
GEER), America's leading direct marketer of fine wines and wine accessories, announced today that it has entered into an agreement to be acquired by Liquid Holdings Inc. The Agreement and Plan of Merger (the "Merger Agreement")
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provides for a cash merger in which the shares of common stock of Geerlings &
Wade outstanding immediately prior to the merger will be converted into the right to receive $10 per share in cash and all outstanding options are settled at the same price per share less the option exercise price, representing an aggregate value of approximately $40 million and a 27% premium to the closing price of Geerlings & Wade's stock on September 27, 1999 and a premium in excess of 40% over the average closing price for the prior 30 calendar days.

     Geerlings & Wade's Board of Directors has unanimously approved the Merger Agreement and has recommended that Geerlings & Wade's stockholders approve and adopt the Merger Agreement. In order to increase the likelihood that the transaction would be completed according to the terms of the Merger Agreement, two founding stockholders holding approximately 34% of Geerlings & Wade's outstanding common stock have agreed to vote their shares in favor of the proposed merger and one of these stockholders has granted to Liquid Holdings an option to acquire a majority of his shares under certain circumstances. In addition, Geerlings & Wade has granted Liquid Holdings an option to acquire approximately 272,000 shares and agreed to pay a $1.25 million break-up fee under certain circumstances involving a competing offer. Liquid Holdings has agreed to pay Geerlings & Wade $1.25 million upon signing, which is not refundable except under certain limited circumstances.

     Liquid Holdings is a privately held corporation formed by Ronald S. Haft. Mr. Haft has a background in the beverage industry, retailing and real estate. Liquid Holdings has received $15 million in equity financing and has received a commitment from a financial institution for $35 million in debt financing, including warrants.

     In addition, the closing for the transaction (the "Closing") is subject to
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customary conditions, including Hart-Scott-Rodino clearance and stockholder approval. The Closing is subject to obtaining approval of the transaction from various state and local alcoholic beverage licensing authorities and, with respect to the financial institution that has committed to provide debt financing, there being no determination by a regulatory authority or the financing institution that completing this financing would prevent the financial institution from making certain investments in producers of alcoholic beverages. The Closing is not subject to a financing condition. Subject to the satisfaction of closing conditions, the transaction is expected to close in the first quarter of 2000.

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     Geerlings & Wade, Inc., founded in 1986, is America's leading direct marketer of fine wine and wine accessories with retail locations in 15 states, home and office delivery to 28 states, and a devoted following of more than 130,000 regular customers and wine club members. The Canton, Mass.-based company has developed a unique, streamlined purchasing system that allows it to source wines directly from the world's greatest wineries. Geerlings & Wade has cultivated relationships with hundreds of renowned wineries and negotiants in France, Italy, Australia, Chile and California. Consumers can contact Geerlings & Wade at 1-800-782-9463 or on the World Wide Web at www.geerwade.com.

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